Exhibit 99.1

Vistagen to Acquire Pherin Pharmaceuticals

Vistagen’s acquisition of Pherin will eliminate all future royalty and milestone payment obligations related to PH94B and PH10 and add three new pherine drug candidates to

Vistagen’s pipeline

SOUTH SAN FRANCISCO, Calif., December 21, 2022 – Vistagen (Nasdaq: VTGN), a late clinical-stage biopharmaceutical company aiming to transform the treatment landscape for individuals living with anxiety, depression, and other central nervous system (CNS) disorders, and Pherin Pharmaceuticals, Inc., a clinical-stage drug development company focused on the discovery and development of investigational pherine compounds for treatment of neuropsychiatric and neuroendocrine conditions (Pherin), today announced that the companies have entered into a definitive agreement under which Vistagen will acquire Pherin for approximately 12.4 million shares of Vistagen common stock and a nominal amount of cash.

Upon closing of the acquisition, which is subject to certain customary closing conditions, Vistagen will acquire Pherin’s entire pherine pipeline, resulting in Vistagen gaining full ownership of intellectual property rights to its two most advanced drug candidates, PH94B, currently in Phase 3 development for social anxiety disorder (SAD) and Phase 2 development for adjustment disorder with anxiety (AjDA), and PH10, in clinical development for major depressive disorder (MDD). Vistagen will also expand its pipeline with three new early clinical-stage pherine product candidates: PH15 for cognition improvement; PH80 for migraine and hot flashes; and PH284 for appetite-related disorders.

“Our confidence in the potential role of pherine compounds in fundamentally shifting the treatment paradigm for individuals living with anxiety, depression and several other disorders with unmet need has never been stronger,” said Shawn Singh, Chief Executive Officer of Vistagen. “This transaction not only allows Vistagen to secure unencumbered global rights to a multi-asset pherine product pipeline and all future value from ownership of the pipeline, but it also establishes Vistagen as the market leader in the development and commercialization of this innovative class of small molecule drug candidates across a wide range of therapeutic areas.”

“Vistagen is distinctively positioned to progress the pherine portfolio to reach its full potential and help millions of individuals,” said Kevin McCarthy, President and Chief Executive Officer of Pherin. “Since 2018, we have observed the experienced Vistagen team working diligently to advance all aspects of development for PH94B and PH10. This transaction supports our mutual objective to provide innovative medicines to millions of people suffering from conditions that require better treatment options and represents an important milestone providing potential for significant value creation for patients and our stockholders.”

Vistagen’s acquisition of Pherin is subject to customary closing conditions and approvals, including approval by Pherin’s stockholders. Additional details regarding the transaction, including a copy of the definitive merger agreement, can be found in the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission and available in the Investors section of Vistagen’s website.

About Vistagen

Vistagen (Nasdaq: VTGN) is a late clinical-stage biopharmaceutical company aiming to transform the treatment landscape for individuals living with anxiety, depression and other CNS disorders. The Company is advancing therapeutics with the potential to be faster-acting, and with fewer side effects and safety concerns, than those that are currently available. Vistagen’s clinical-stage candidates are targeting multiple types of anxiety and depression. PH94B and PH10 belong to a new class of drugs known as pherines, which are odorless and tasteless investigational neuroactive steroids designed with a novel rapid-onset mechanism of action that activates chemosensory neurons in the nasal passages and can impact the olfactory-amygdala neural circuits without systemic uptake or direct activity on CNS neurons in the brain. Vistagen is passionate about transforming mental health care and redefining what is possible in the treatment of anxiety and depression. Connect at www.Vistagen.com.

About Pherin

Pherin Pharmaceuticals is a privately held company focused on the discovery and development of pherines for acute, intermittent, and long-term treatment of a broad range of human diseases and disorders. Pherines are odorless and tasteless investigational neuroactive steroids designed to achieve pharmacological effect as a consequence of rapidly engaging specific peripheral receptors of chemosensory neurons in the nasal passages.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve known and unknown risks that are difficult to predict and include all matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Vistagen and its management, are inherently uncertain. As with all pharmaceutical products, there are substantial risks and uncertainties in the process of development and commercialization and actual results or developments may differ materially from those projected or implied in these forward-looking statements. Among other things, there can be no guarantee that: any of the Company’s drug candidates, including PH94B and/or PH10, or any other pherine drug candidate will successfully complete ongoing or future clinical trials, receive regulatory approval or be commercially successful; the parties will successfully satisfy the closing conditions set forth in the merger agreement executed by Vistagen and Pherin, including approval of the proposed acquisition by Pherin’s stockholders; Vistagen’s ability to realize the anticipated benefits of the proposed acquisition of Pherin, including the possibility that the expected benefits will not be realized or will not be realized within the expected time period; or unknown liabilities that may or may not be within Vistagen’s control. Certain of these risks are more fully discussed in the section entitled "Risk Factors" in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2022 and in the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the U.S. Securities and Exchange Commission (SEC). The Company’s SEC filings are available on the SEC’s website at www.sec.gov. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements, other than as may be required by law. If the Company does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.

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Investors

Mark Flather

Vice President, Investor Relations

(650) 577-3617

mflather@vistagen.com

Media

Nate Hitchings

SKDK

nhitchings@skdknick.com